UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2015

RE/MAX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36101	80-0937145
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5075 South Syracuse Street Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-5531

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2015, the Board of Directors (the “Board”) of RE/MAX Holdings, Inc. (the “Company”) elected Christine Riordan to the Board, effective immediately. Ms. Riordan was elected as a Class II director to fill the vacancy created by Margaret Kelly’s retirement. The Board has appointed Ms. Riordan to serve on the Audit Committee.

Ms. Riordan is the President-elect of Adelphi University. Her term as President will begin on July 1, 2015. She has served as Executive Advisor, Provost and Professor of Management at the University of Kentucky since 2013. Prior to that, she was Dean and Professor of Management at the Daniels College of Business at the University of Denver from 2008-2013.

Ms. Riordan’s compensation for her services as a director will be consistent with the Company’s compensation of other non-employee directors. For 2015, she will receive a prorated portion of the annual retainer, which is currently $60,000 for Board service and $12,500 for service on the Audit Committee. The Board intends to grant Ms. Riordan and other non-employee directors restricted stock units with a grant date fair value of approximately $50,000 later in 2015.

The Company has entered into its standard form of indemnification agreement with Ms. Riordan.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on February 4, 2015 regarding Ms. Riordan’s election. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release, dated February 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RE/MAX HOLDINGS, INC.

Date: February 4, 2015	By:	/s/ Geoffrey D. Lewis
Geoffrey D. Lewis
Executive Vice President and Chief Legal Officer